CACI Appoints William M. Fairl
Chief Operating Officer, U.S. Operations

Arlington, Va., March 31, 2005 - CACI International Inc (NYSE: CAI) announced today that it has appointed Executive Vice President William M. Fairl as its Chief Operating Officer, U.S. Operations, effective April 1. A CACI employee since 1998, when he joined the company through CACI’s acquisition of QuesTech, Inc., Mr. Fairl had been acting Chief Operating Officer since September 2004. In his new role, Mr. Fairl will continue to oversee the company’s four main business groups: National Solutions, Transformation Solutions, Enterprise Technologies and Services, and Missions Systems.

Mr. Fairl possesses more than 33 years of experience in the development, management, and growth of tech-nology-based organizations in support of the Department of Defense (DoD), federal civilian agencies, the intelligence community, and commercial clients. He formerly led CACI’s Integrated Engineering Business Group, which was responsible for a significant portion of the company’s engineering and logistics business. He helped develop that organi-zation into a high-performing solutions provider delivering best-value services for planning, designing, building, modernizing, and maintaining hardware and software for federal clients.

With QuesTech, Mr. Fairl worked primarily at the company’s San Diego, California office, serving as Opera-tions Manager and Senior Vice President before becoming Executive Vice President at CACI in 2001. He also held positions at Ball Systems Engineering and Comptek Research, Inc. managing programs that supported advanced U.S. Air Force flight testing and U.S. Navy command and control systems.

Mr. Fairl’s principal area of technical expertise is surveillance data fusion. He is a 1971 graduate of the University of Detroit with master’s and bachelor’s degrees in electrical engineering. He is a member of the Armed Forces Communications and Electronics Association (AFCEA), the Association of the United States Army (AUSA), the American Society of Naval Engineers (ASNE), and the Navy League.

Dr. J.P. (Jack) London, CACI’s Chairman, President, and Chief Executive Officer, said, “Bill Fairl is a talented leader and an outstanding manager who has earned the respect and praise of our Board of Directors and all his colleagues. He possesses an exceptional understanding of CACI’s market and a keen sense of how to satisfy client requirements and achieve our strategic goals. Within the company, he has a strong leadership voice and is a champion of programs that empower our managers and support our employees. We are delighted to have Bill as Chief Operating Officer for our U.S. Operations.”

CACI International Inc provides the IT and network solutions needed to prevail in today’s new era of defense, intelligence, and e-government. From systems integration and managed network solutions to knowledge management, engineering, simulation, and information assurance, we deliver the IT applications and infrastructures our federal customers use to improve communications and collaboration, secure the integrity of information systems and networks, enhance data collection and analysis, and increase efficiency and mission effectiveness. Our solutions lead the transformation of defense and intelligence, assure homeland security, enhance decision-making, and help government to work smarter, faster, and more responsively. CACI, a member of the Russell 2000 and S&P SmallCap 600 indices, provides dynamic careers for approximately 9,500 employees working in over 100 offices in the U.S. and Europe. CACI is the IT provider for a networked world. Visit CACI on the web at www.caci.com.

There are statements made herein which do not address historical facts and, therefore could be interpreted to be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. The factors that could cause actual results to differ materially from those anticipated include, but are not limited to, the following: regional and national economic conditions in the United States and the United Kingdom, including conditions that result from terrorist activities or war; failure to achieve contract awards in connection with recompetes for present business and/or competition for new business; the risks and uncertainties associated with client interest in and purchases of new products and/or services; continued funding of U.S. Government or other public sector projects in the event of a priority need for funds, such as homeland security, the war on terrorism or rebuilding Iraq; government contract procurement (such as bid protest, small business set asides, etc.) and termination risks; the results of government investigations into allegations of improper actions related to the provision of services in support of U.S. military operations in Iraq; the results of the appeal of CACI International Inc ASBCA No. 53058; individual business decisions of our clients; paradigm shifts in technology; competitive factors such as pricing pressures and/or competition to hire and retain employees; material changes in laws or regulations applicable to our businesses, particularly in connection with (i) government contracts for services, (ii) outsourcing of activities that have been performed by the government, and (iii) competition for task orders under Government Wide Acquisition Contracts (“GWACs”) and/or schedule contracts with the General Services Administration; our own ability to achieve the objectives of near term or long range business plans; and other risks described in the company’s Securities and Exchange Commission filings.

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For investor information contact:	For other information contact:
David Dragics, Vice President, Investor Relations	Jody Brown, Executive Vice President, Public Relations
(703) 841-7835, ddragics@caci.com	(703) 841-7801, jbrown@caci.com